UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2011 [(October 26, 2011)]

Oxford Resource Partners, LP
 (Exact name of registrant as specified in its charter)

Delaware	001-34815	77-0695453
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 South High Street, Suite 3450 Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 643-0314

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On October 26, 2011, Oxford Mining Company, LLC (“Oxford Mining”), a wholly owned subsidiary of Oxford Resources Partners, LP (the “Partnership”), executed an amendment (the “Amendment”) to the Coal Purchase and Sale Agreement dated as of May 21, 2004, as amended, with American Electric Power Service Corporation, as agent for Columbus Southern Power Company (“AEP”) (such Coal Purchase and Sale Agreement as amended, the “AEP-Oxford Agreement”). Under the pre-Amendment provisions of the AEP-Oxford Agreement, during the term of the AEP-Oxford Agreement Oxford Mining was obligated to sell to AEP and AEP was obligated to purchase from Oxford Mining specified quantities of coal on an annual basis at such prices and on such other terms as specified in the AEP-Oxford Agreement. The pre-Amendment term of the AEP-Oxford Agreement ran through December 31, 2012, subject to extension by AEP for up to two further three-year terms.
Under the terms of the Amendment, Oxford Mining and AEP have agreed to an extension of the term of the AEP-Oxford Agreement to December 31, 2015, with an option for AEP to elect on or before June 30, 2013 for an extension of the AEP-Oxford Agreement for a further three-year term through December 31, 2018 (the “Extension Option”). The Amendment provides for Oxford to supply and sell to AEP and AEP to purchase from Oxford during the delivery period from 2012 through 2015, and also during the delivery period from 2016 through 2018 if the Extension Option is elected by AEP, an annual fixed tonnage amount of 1,700,000 tons of coal and additionally annual optional tonnage amounts of up to 400,000 tons of coal if and as elected by AEP. Various terms of the AEP-Oxford Agreement relating to pricing were also modified by the Amendment.
The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011. The Registrant will be making a request for confidential treatment for certain terms of the Amendment, which request will be filed separately with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oxford Resource Partners, LP
	By:	Oxford Resources GP, LLC,
its general partner

Dated: November 1, 2011	By:	/s/Daniel M. Maher
		Name:	Daniel M. Maher
		Title:	Senior Vice President, Chief Legal Officer and Secretary